EXHIBIT 99.1

                         LASER MORTGAGE MANAGEMENT, INC.
                   ANNOUNCES CHANGES IN ADVISORY RELATIONSHIP

          Short Hills, New Jersey, March 2, 1999. LASER Mortgage Management, Inc. (NYSE: LMM) announced today that:

     o the Company and LASER Advisers Inc. are terminating the agreement under which LASER Advisers serves as the external manager of the Company.

     o the Company will become self advised; Robert J. Gartner, Vice President of the Company, will be responsible for day-to-day investment decisions for the Company. Mr. Gartner has been actively engaged in the management of the Company's portfolio since the Company's inception. He will resign his post at LASER Advisers and become a full-time employee of the Company.

     o BlackRock Financial Management, Inc. has agreed to extend its consulting engagement with the Company.

     o Thomas Jonovich, Chief Financial Officer and Treasurer of the Company, and Jonathan Green, General Counsel of the Company, resigned effective today, and that Peter T. Zimmermann, Vice President and Chief Operating Officer of the Company, resigned effective January 11, 1999.

     o LASER Advisers has agreed to assist the Company with respect to the transfer of the advisory function to the Company and with the filing of the Company's Annual Report on Form 10-K.

          The Company's management estimates that as of December 31, 1998, the Company's net asset value per share was between $6.90 and $7.25 (after giving effect to the special $1 per share distribution). At that date, the Company estimates that its portfolio was comprised of approximately $681 million of agency guaranteed pass-through securities, $93 million of subordinate interests, $17 million of CMOs, $26 million of interest-only certificates and $8 million of mortgage loans.

          As of January 31, 1999, the Company estimates that the net asset value per share was between $7.00 and $7.30 per share.

          The Company today announced that during the fourth quarter of 1998, it repurchased a total of 684,666 shares of its common stock at an average price per share of $5.30. All of these shares were repurchased prior to the record date for the special dividend of $1.00 per share paid on December 30, 1998. As of December 31, 1998, the Company had a total of 17,799,533 shares outstanding.

          The Company has scheduled a conference call for investors for 2:30 p.m., Tuesday, March 2, 1999. The call in number is 1-888-422-7137 and the participant code is 978685.

          LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. The executive offices of LASER Mortgage Management, Inc. are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

          "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

         Date:             March 2, 1999

         Contact:          LASER Mortgage Management, Inc.
                           Frederick N. Khedouri
                           212-272-8005